January 30, 2001


Board of Directors
Exelon Corporation
10 South Dearborn
37th Floor
Chicago, Illinois 60603


Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and issued our report thereon dated January 30, 2001. Note 4 to the financial statements describes a change in accounting principle in accounting for nuclear outage costs from the accrue in advance method to expense as incurred method. It should be understood that the preferability of one acceptable method of accounting over another for accounting for nuclear outage costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.


Very truly yours,


PricewaterhouseCoopers LLP
Chicago, Illinois